Exhibit 10.1

SEPARATION AGREEMENT

THIS SEPARATION AGREEMENT (this “Agreement”) is made and entered into this November 15, 2013 (the “Effective Date”), by and between Willdan Group, Inc., a Delaware corporation (“Company”), and Kimberly D. Gant, an individual (“Executive”).

RECITALS

THE PARTIES ENTER THIS AGREEMENT on the basis of the following facts, understandings and intentions:

A.                                    Executive has been employed by Company pursuant to the terms of an employment agreement by and between Company and Executive dated July 23, 2007 and subsequently amended as of April 22, 2009 and again on or about May 3, 2013 (collectively the “Employment Agreement”), to carry out the duties and responsibilities as described in the Employment Agreement and as directed by the President and Chief Executive Officer.

B.                                    Executive has resigned her employment with Company effective November 15, 2013 (the “Termination Date”), in order to pursue personal and professional opportunities.

C.                                    This Agreement shall be effective as of the Effective Date and shall govern the relationship between Executive and Company from and after the Effective Date, and, as of the Effective Date, supersedes and negates all previous agreements and understandings with respect to such relationship (including, without limitation, the Employment Agreement by and between Company (the “Employment Agreement”)).

NOW, THEREFORE, in consideration of the above recitals incorporated herein, Executive signing the attached letter of resignation, and the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.                                      Termination of Employment.  Executive’s employment with Company shall terminate effective November 15, 2013 (the “Termination Date”) on the terms and conditions set forth in this Agreement.

2.                                      Termination Benefits.  Company shall pay Executive (or in the event of Executive’s death, Executive’s estate) the following:

2.1.                            Executive’s base salary that has accrued and has not been paid (including accrued PTO) on or before the Termination Date; and any reimbursement due to Executive for expenses incurred by Executive on or before the Termination Date.

2.2.                            Subject to tax withholdings and other authorized deductions, the sum of $230,000.00 which is the amount of Executive’s base annual salary (the “Severance Benefit).”  Subject to Section 22, Company shall pay the Severance Benefit to Executive in substantially equal installments in accordance with Company’s standard payroll practices over a period of twelve (12) consecutive months, with the first installment payable concurrent with Company’s next regular pay day following Executive’s execution of this Agreement.

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2.3.                            Company will pay for Executive’s premiums charged to continue medical coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), at the same or reasonably equivalent medical coverage as were in effect immediately prior to the Termination date, to the extent that Executive elects such continued coverage, for twelve (12) months, commencing with continuation coverage for the month of December, 2013 and cease after the end of the month of November, 2014.  Executive may thereafter maintain Executive’s COBRA coverage for an additional six (6) months as Executive expense.  The Company’s obligations to make such payments shall be subject to Section 22.

2.4.                            The foregoing provisions of this Section 2 shall not affect Executive’s receipt of benefits otherwise due terminated employees under group insurance coverage consistent with the terms of the applicable Company welfare benefit plan; or (ii) Executive’s receipt of benefits otherwise due in accordance with the terms of Company’s 401(k) Plan.

2.5.                            Executive’s employee benefits shall in all respects be terminated effective as of the Termination Date, including without limitation, termination of: participation in any incentive bonus programs, PTO accruals; and participation in the Company’s 401k Plan.

3.                                      Confidentiality, Proprietary Information; Non-Solicitation.

3.1                          Company Information.  Executive shall hold in strictest confidence, and shall not use or disclose, except for the benefit of Company, to any person, firm or corporation, any Confidential Information of the Company or any of its affiliates (Company and its affiliates are referred to in, collectively, as the “Company”).  “Confidential Information” means any of Company’s proprietary information, technical data, trade secrets or know-how, including, but not limited to, research, products, services, customer lists and customers (including, but not limited to, customers of Company on whom Executive calls or with whom Executive became acquainted during the Employment Period), markets, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering data, hardware configuration information, marketing, financial or other business information which are (a) disclosed to Executive by Company either directly or indirectly in writing, orally or by drawings or observation of parts or equipment, or (b) developed by Executive solely or jointly with others on behalf of Company.  All inventions and developments on the part of Executive during the Employment Period shall be “works for hire” on behalf of Company and shall be the sole property of Company.  Confidential Information does not include any of the foregoing items which has become publicly known or made generally available through no wrongful act of Executive or of others who were under confidentiality obligations as to the item or items involved or improvements or new versions thereof.

3.2                          Third Party Information.  Executive recognizes that Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes.  Executive agrees to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out Executive’s work for Company consistent with Company’s agreement with such third party.

3.3                          Non-Interference with Customers.  During the period of Executive’s receipt of Severance Benefits and for a period of twelve (12) months thereafter, Executive will not, directly or indirectly through any other Person, use Confidential Information to influence or attempt to influence customers, vendors, suppliers, licensors, lessors, joint venturers, associates, consultants, agents, or partners of Company to divert their business away from Company, and Executive will not otherwise interfere with, disrupt or attempt to disrupt the business relationships, contractual or otherwise, between Company, on the one hand, and any of its or their customers, suppliers, vendors, lessors, licensors, joint venturers, associates, officers, employees, consultants, managers, partners, members or investors, on the other hand.

3.4                          Non-Solicitation of Employees.  During the period of Executive’s receipt of Severance Benefits and for a period of twelve (12) months thereafter, Executive will not, directly or indirectly, individually or as a consultant to, or as an employee, officer, stockholder, director or other owner of or participant in any business, solicit (or assist in soliciting) any person who is then, or at any time within six (6) months prior thereto was, an employee of an entity within Company who earned annually $25,000 or more as an employee of such entity during the last six (6) months of his or her own employment to work for (as an employee, consultant or otherwise) any business, individual, partnership, firm, corporation, or other entity whether or not engaged in competitive business with any entity in Company.

3.5                          Understanding of Covenants.  Executive acknowledges that, in the course of Executive’s employment with Company, Executive has become familiar with Company’s trade secrets and with other confidential and proprietary information concerning Company and that Executive’s services have been and will be of special, unique and extraordinary value to Company.  Executive agrees that the foregoing covenants set forth in this Section 3 (together, the “Restrictive Covenants”) are reasonable and necessary to protect Company’s trade secrets and other confidential and proprietary information, good will, stable workforce, and customer relations.

Without limiting the generality of Executive’s agreement in the preceding paragraph, Executive (i) represents that she is familiar with and has carefully considered the Restrictive Covenants, (ii) represents that she is fully aware of her obligations hereunder, (iii) agrees to the reasonableness of the length of time and scope of the Restrictive Covenants, and (iv) agrees that the Restrictive Covenants will continue in effect for the applicable periods set forth above in this Section 3 regardless of whether Executive is then entitled to receive Severance Benefit or benefits from Company.  Executive understands that the Restrictive Covenants may limit her ability to earn a livelihood in a business similar to the business of Company, but she nevertheless believes that she has received and will receive sufficient consideration and other benefits as an employee of Company and as otherwise provided hereunder or as described in the recitals hereto to clearly justify such restrictions which, in any event (given her education, skills and ability), Executive does not believe would prevent her from otherwise earning a living.

Company and Executive agree that neither shall disparage the other.

3.6                          Enforcement.  Executive agrees that a breach by Executive of any of the covenants in this Section 3 would cause immediate and irreparable harm to Company that would be difficult or impossible to measure, and that damages to Company for any such injury would therefore be an inadequate remedy for any such breach.  Therefore, Executive agrees that in the event of any breach or threatened breach of any provision of this Section 3, Company shall be entitled, in addition to and without limitation upon all other remedies Company may have under this Agreement, at law or otherwise, to obtain specific performance, injunctive relief and/or other appropriate relief (without posting any bond or deposit) in order to enforce or prevent any violations of the provisions of this Section 3, or require Executive to account for and pay over to Company all compensation, profits, moneys, accruals, increments or other benefits derived from or received as a result of any transactions constituting a breach of this Section 3 if and when final judgment of a court of competent jurisdiction or arbitrator, as applicable, is so entered against Executive.  Executive further agrees that the applicable period of time any Restrictive Covenant is in effect following the Severance Date, as determined pursuant to the foregoing provisions of this Section 3, such period of time shall be extended by the same amount of time that Executive is in breach of any Restrictive Covenant.

4.                                      Company Property.  Executive agrees to return to Company any Company property, documents and copies of company documents or other confidential information presently in her possession, except as otherwise agreed by the parties..

5.                                      Release.

5.1.                            In return for said Severance Benefit, and in consideration of the representations made and covenants undertaken herein, and except for those obligations created by or arising out of this Agreement, Executive, knowingly and voluntarily, hereby completely and irrevocably covenants not to sue the Company, its parent company, affiliated companies, subsidiaries, and their respective officers, agents, employees, assigns, successors, insurers, attorneys or any other related entity (collectively the “Released

Parties”), and upon full performance by the Company as provided in Section 2, above, hereby completely and irrevocably releases, acquits, absolves and discharges forever the Released Parties and their past and current, assigns, successors, beneficiaries, employees, officers, directors, shareholders, subsidiaries, management companies, assignees, trustees, partners, affiliates, agents, attorneys, and insurers, past, present, and future, and all those claiming by, through or under them, with respect to and from any and all claims, demands, liens, releases, contracts, covenants, actions, suits, causes of action, claims, wages, obligations, debts, expenses, attorney=s fees, damages, judgments, other liabilities of whatever kind or nature in law, equity or otherwise, whether now known or unknown, suspected or unsuspected, and whether or not concealed, or hidden, which Executive now owns or holds or has at any time heretofore owned or held, including specifically, but not exclusively and without limiting the generality of the foregoing, any and all claims, demands, Releases, obligations and causes of action, known or unknown, suspected by Executive arising out of or in any way connected to: (a) employment with the Company and/or the Released Parties; (b) any and all claims alleged in, arising out of, or in any way relating to Executive=s employment, resignation and/or termination, and any and all filings, complaints, or claims filed with any city, county, state or federal agency, commission, office or tribunal whatever; and (c) any transactions, occurrences, acts or omissions occurring prior to the date of this Agreement, whether known or unknown, including specifically, without limiting the generality of the foregoing, any claim under Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991 sections 1981 through 1988 of Title 42 of the United States Code, as amended, the SIMPSON Retirement Income Security Act of 1974, as amended, The Immigration Reform and Control Act, as amended, the Americans with Disabilities Act of 1990, as amended, The Workers Adjustment and Retraining Notification Act, as amended, The Occupational Safety and Health Act, as amended, The Sarbanes-Oxley Act of 2002, California Family Rights Act, California Fair Employment and Housing Act, Statutory provisions regarding Retaliation/Discrimination for filing a Workers= Compensation Claim - Calif. Labor Code section 132a (1) to (4), California Unruh Civil Rights Act, California Parental Leave Law, California Family and Medical Leave; California Parental Leave for School Visits Law, the Age Discrimination in Employment Act, the Federal Family and Medical Leave Act, any and all workers= compensation statutes or regulations, any claim for severance pay, bonus, sick leave, holiday pay, vacation pay, overtime pay, life insurance, health and medical insurance or any other fringe benefit, workers= compensation benefits or disability, any other federal, state or local civil or human rights law or any other federal, state or local law, regulation, or ordinance, or any public policy, contract, tort, or common law.

5.2.                            It is a further condition of the consideration hereof and is the intention of the parties in executing this Agreement that the same shall be effective as a bar as to each and every claim, demand and cause of action hereinabove specified, and, in furtherance of this intention, the Parties hereby expressly waive any and all rights or benefits conferred by the provisions of section 1542 of the California Civil Code and expressly consent that this Agreement shall be given full force and effect according to each and all of its express terms and conditions, including those relating to unknown and unsuspected claims, demands and causes of action, if any, as well as those relating to any other claims, demands and causes of action hereinabove specified.  Section 1542, waived by the Parties herein, provides:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

5.3.                            Executive acknowledges that Executive has been properly compensated for the hours worked for the Company.

5.4.                            Executive and Company agree not to disclose this Agreement or the releases herein, discuss this Agreement or the releases herein with, or make the Agreement or the releases available to any person, except to a legal, financial or tax advisor, the Internal Revenue Service, the SEC, FINRA, PCAOB, or as may be necessary in connection with a suit or other proceeding arising out of an alleged breach of this Agreement or the releases and except as may be otherwise required by law.  The parties acknowledge that a copy of this Agreement will be filed with the SEC.  The parties agree that a breach of this paragraph shall constitute a material breach of this Agreement.

6.                                                  Damages for Breach.  Executive acknowledges that it would be difficult to establish damages should Executive breach any terms of this Agreement; thus, Executive agrees that, in the event of such a breach, the Company will be entitled to liquidated damages in the amount of the Severance Benefit plus interest at the daily prime rate as reported by Dow Jones.

7.                                                  Attorneys’ Fees.  Each party shall be responsible for paying its own attorneys’ fees, costs and other expenses pertaining to any such legal proceeding and enforcement regardless of whether an award or finding or any judgment or verdict thereon is entered against either party.

8.                                                  Denial of Wrongdoing.  The parties agree that by Executive tendering her resignation and by Company tendering a severance payment that neither Company nor Executive are in any way admitting, and specifically that they specifically deny, that they have engaged in any violation of state or federal law, breached any contractual commitment or committed any tortuous act or omission.  This Agreement shall not be offered or received in evidence in this or any other action or proceeding as an admission or conclusion of liability or wrongdoing of any nature by either Executive or Company.

9.                                                  Successors and Assigns.

9.1.                            This Agreement is personal to Executive and without the prior written consent of Company shall not be assignable by Executive other than by will or the laws of descent and distribution.  This Agreement shall inure to the benefit of and be enforceable by Executive’s legal representatives.

9.2.                            This Agreement shall inure to the benefit of and be binding upon Company and its successors and assigns.  Without limiting the generality of the preceding sentence, Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that Company would be required to perform it if no such succession had taken place.  As used in this Agreement, “Company” shall mean Company as hereinbefore defined and any successor or assignee, as applicable, which assumes and agrees to perform this Agreement by operation of law or otherwise.

10.                               Opportunity for Review.  Executive further acknowledges that Executive has a period of twenty-one (21) days within which to consider this Agreement.  For a period of twenty-one (21) days following the execution of this Agreement, Executive may revoke this Agreement, and the Release shall not become effective or enforceable until after the revocation period has expired.  Revocation shall be in writing and delivered to Company within the time period so specified with a cashiers or certified check in the amount of the Severance Benefit received by Executive prior to the effective Revocation.  Executive further agrees that if Executive executes this Agreement at any time prior to the end of the period that the Company provided Executive in which to consider this Agreement, such early execution was a knowing and voluntary waiver of Executive’s right to consider this Agreement for at least twenty-one (21) days, and was due to Executive’s desire to receive the Severance Benefit immediately, and Executive’s belief that Executive had ample time in which to consider and understand this Agreement.

BY EXECUTING THIS AGREEMENT, EXECUTIVE ACKNOWLEDGES HAVING CAREFULLY READ, AND ACKNOWLEDGES KNOWING AND UNDERSTANDING, THE TERMS AND EFFECT HEREOF.  EXECUTIVE FURTHER ACKNOWLEDGES THAT EXECUTIVE HAS BEEN GIVEN THE OPPORTUNITY TO REVIEW THIS AGREEMENT WITH EXECUTIVE’S ATTORNEY.  EXECUTIVE FURTHER REPRESENTS, DECLARES AND AGREES THAT EXECUTIVE VOLUNTARILY ACCEPTS THE SEVERANCE BENEFIT FOR THE PURPOSES OF MAKING A FULL AND FINAL COMPROMISE, ADJUSTMENT AND SETTLEMENT OF ALL CLAIMS HEREINABOVE DESCRIBED.  EXECUTIVE SIGNS THIS AGREEMENT OF EXECUTIVE’S OWN FREE WILL.

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11.                               Withholding Taxes.  Notwithstanding anything herein to the contrary, Company may withhold (or cause there to be withheld, as the case may be) from any amounts otherwise due or payable under or pursuant to this Agreement such federal, state and local income, employment, or other taxes as may be required to be withheld pursuant to any applicable law or regulation.

12.                               Section Headings; Number and Gender.  The section headings of, and titles of paragraphs and subparagraphs contained in this Agreement are for the purpose of convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation thereof.  As used herein, where the context requires, the singular shall include the plural, the plural shall include the singular, and any gender shall include all other genders.

13.                               Governing Law.  This Agreement, and all questions relating to its validity, interpretation, performance and enforcement, as well as the legal relations hereby created between the parties hereto, shall be governed by and construed under, and interpreted and enforced in accordance with, the laws of the State of California, notwithstanding any California or other conflict of law provision to the contrary.  Jurisdiction and venue of any action pertaining to the Agreement shall be in Orange County, California.

14.                               Severability. It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought.  Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable under any present or future law, and if the rights and obligations of any party under this Agreement will not be materially and adversely affected thereby, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction, and to this end the provisions of this Agreement are declared to be severable.

15.                               Entire Agreement.  This Agreement embodies the entire agreement of the parties hereto respecting the matters within its scope.  This Agreement supersedes all prior and contemporaneous agreements of the parties hereto that directly or indirectly bears upon the subject matter hereof (including, without limitation, the Prior Employment Agreement).  Any prior negotiations, correspondence, agreements, proposals or understandings relating to the subject matter hereof shall be deemed to have been merged into this Agreement, and to the extent inconsistent herewith, such negotiations, correspondence, agreements, proposals, or understandings shall be deemed to be of no force or effect.  There are no representations, warranties, or agreements, whether express or implied, or oral or written, with respect to the subject matter hereof, except as expressly set forth herein.

16.                               Modifications.  This Agreement may not be amended, modified or changed, in whole or in part, except by a formal, definitive written agreement expressly referring to this Agreement, which agreement is executed by both of the parties hereto.

17.                               Waiver.  Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence.  No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

18.                               Mediation.  Any controversy arising out of or relating to Executive’s employment (whether or not before or after the expiration of the Employment Period), any termination of Executive’s employment, this Agreement, the enforcement or interpretation of any of such agreements, or because of an alleged breach, default, or misrepresentation in connection with any of the provisions of any such agreement, including (without limitation) any state or federal statutory claims, shall be submitted to mediation in

Orange County, California, before a mediator selected from Judicial Arbitration and Mediation Services, Inc. or its successor (“JAMS”), or if JAMS is no longer able to supply the mediator, such mediator shall be selected from the American Arbitration Association; provided, however, that provisional injunctive relief may, but need not, be sought in a court of law while mediation is pending.  All matters not resolved by mediation may be litigated.  The parties agree that Company shall be responsible for payment of the forum costs of any mediation hereunder, including the mediator’s fee.

19.                               Remedies.  The Company reserves all rights relating to the enforcement of this Agreement including an action for damages or in equitable relief.  The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that each party may in its sole discretion apply to any court of law or equity of competent jurisdiction for specific performance, injunctive relief and/or other appropriate equitable relief (without posting any bond or deposit) in order to enforce or prevent any violations of the provisions of this Agreement.

20.                               Notices.  All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given and made if (i) delivered by hand, (ii) otherwise delivered against receipt therefor, or (iii) sent by registered or certified mail, postage prepaid, return receipt requested.  Any notice shall be duly addressed to the parties as follows:

if to Company:	with a copy to:
Willdan Group, Inc.	Robert L. Lavoie, Esq.
2401 E. Katella Ave., Suite 300	Lavoie & Jarman
Anaheim, CA 92806	2401 E. Katella Ave., Suite 310
Attn: Thomas D. Brisbin	Anaheim, CA 92806

if to Executive: to the address most recently on file in the payroll records of Company.

Any party may alter the address to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this Section 20.  Any communication shall be effective when delivered by hand, when otherwise delivered against receipt therefor, or five (5) business days after being mailed in accordance with the foregoing.

21.                               Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original as against any party whose signature appears thereon, and all of which together shall constitute one and the same instrument.  This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.  Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.

22.                               Section 409A.

(a)                                 It is intended that any amounts payable under this Agreement shall either be exempt from or comply with Section 409A of the Code (including the Treasury regulations and other published guidance relating thereto) (“Code Section 409A”) so as not to subject Executive to payment of any additional tax, penalty or interest imposed under Code Section 409A.  The provisions of this Agreement shall be construed and interpreted to avoid the imputation of any such additional tax, penalty or interest under Code Section 409A yet preserve (to the nearest extent reasonably possible) the intended benefit payable to Executive.

(b)                                 If Executive is a “specified employee” within the meaning of Treasury Regulation Section 1.409A-1(i) as of the date of Executive’s Separation from Service, Executive shall not be entitled to any payment or benefit pursuant to Section 5.3(b) until the earlier of (i) the date which is six (6) months after his or her Separation from Service for any reason other than death, or (ii) the date of Executive’s death.  The provisions of this Section 22(b) shall only apply if, and to the extent, required to avoid the imputation of any tax, penalty or interest pursuant to Code Section 409A.  Any amounts otherwise payable to Executive upon or in the six (6) month period following Executive’s Separation from Service that are not so paid by reason of this Section 22(b) shall be paid (without interest) as soon as practicable (and in all events within thirty (30) days) after the date that is six (6) months after Executive’s Separation from Service (or, if earlier, as soon as practicable, and in all events within thirty (30) days, after the date of Executive’s death).

To the extent that any benefits pursuant to Section 4 or 5.3(b)(ii) are taxable to Executive, any reimbursement payment due to Executive pursuant to such provision shall be paid to Executive on or before the last day of Executive’s taxable year following the taxable year in which the related expense was incurred.  The benefits pursuant to such sections are not subject to liquidation or exchange for another benefit and the amount of such benefits that Executive receives in one taxable year shall not affect the amount of such benefits that Executive receives in any other taxable year.

23.                               Legal Counsel; Mutual Drafting.  Each party recognizes that this is a legally binding contract and acknowledges and agrees that they have had the opportunity to consult with legal counsel of their choice.  Each party has cooperated in the drafting, negotiation and preparation of this Agreement.  Hence, in any construction to be made of this Agreement, the same shall not be construed against either party on the basis of that party being the drafter of such language.  Executive agrees and acknowledges that she has read and understands this Agreement, is entering into it freely and voluntarily, and has been advised to seek counsel prior to entering into this Agreement and has had ample opportunity to do so.

IN WITNESS WHEREOF, Company and Executive have executed this Agreement as of the Effective Date.

“COMPANY”		“EXECUTIVE”

Willdan Group, Inc.
a Delaware corporation

By:	/s/ Thomas D. Brisbin	/s/ Kimberly D. Gant
	Thomas D. Brisbin	Kimberly D. Gant
President and Chief Executive Office